EXHIBIT 4.3

                            MILESTONE SCIENTIFIC INC.

                             Stock Option Agreement

                                                           Dated: ______________

      Milestone Scientific Inc. a Delaware corporation (the "Company"), grants to __________ (the "Optionee"), a non-qualified stock option to purchase a total of _______ shares of the Company's Common Stock, par value $.001 per share, at the price of $______ per share on the terms and conditions set forth herein.

      1.    Duration.

            This option shall expire five (5) years from the date hereof (the "Termination Date").

      2.    Anti-Dilution Provisions.

            (a) If there is any stock dividend, stock split, or combination of shares of Common Stock of the Company, the number and amount of shares then subject to this option shall be proportionately and appropriately adjusted; no change shall be made in the aggregate purchase price to be paid for all shares subject to this option, but the aggregate purchase price shall be allocated among all shares subject to this option after giving effect to the adjustment.

               (b) If there is any other change in the Common Stock of the Company, including recapitalization, reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation in which the Company is the surviving corporation, an adjustment, if any, shall be made in the shares then subject to this option as the Board of Directors may deem equitable. Failure of the Board of Directors to provide for an adjustment pursuant to this subparagraph prior to the effective date of any Company action referred to herein shall be conclusive evidence that no adjustment is required in consequence of such action.

            (c) If the Company is merged into or consolidated with any other corporation, or if it sells all or substantially all of its assets to any other corporation, then either (i) the Company shall cause provisions to be made for the continuance of this option after such event, or for the substitution


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for this option of an option covering the number and class of securities which the Optionee would have been entitled to receive in such merger or consolidation by virtue of such sale if the Optionee had been the holder of record of a number of shares of Common Stock of the Company equal to the number of shares covered by the unexercised portion of this option, or (ii) the Company shall give to the Optionee written notice of its election not to cause such provision to be made and this option shall become exercisable in full (or, at the election of the Optionee, in part) at any time during a period of 20 days, to be designated by the Company, ending not more than 10 days prior to the effective date of the merger, consolidation or sale, in which case this option shall not be exercisable to any extent after the expiration of such 20-day period. In no event, however, shall this option be exercisable after the Termination Date.

      3. Investment Representation; Legend on Certificates; Special Restriction on Resale.

            The Optionee agrees that until such time as a registration statement under the Securities Act of 1933 becomes effective with respect to the option and/or the stock, the Optionee is taking this option and will take the stock underlying this option, for his own account, for investment and not with a view to the resale or distribution thereof. The Company shall have the right to place upon the face of any stock certificate or certificates evidencing shares issuable upon the exercise of this option such legend as the Board of Directors may prescribe for the purpose of preventing disposition of such shares in violation of the Securities Act of 1933, as now or hereafter provided.

      4.    Non-Transferability.

            This option shall not be transferable by the Optionee other than by will or by the laws of descent or distribution, and is exercisable during the lifetime of the Optionee only.

      5.    Certain Rights Not Conferred by Option.

            The Optionee shall not, by virtue of holding this option, be entitled to any rights of a stockholder in the Company.


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      6.    Expenses.

            The Company shall pay all original issue and transfer taxes with respect to the issuance and transfer of shares of Common Stock of the Company pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

      7.    Exercise of Options.

            (a) This option shall become exercisable in accordance with its terms, as follows:

            _____ shares commencing on the first anniversary of the date of grant;

            _____ additional shares commencing on each of the second and third anniversaries of the date of grant; provided the Optionee shall then be an employee or director of or consultant to the Company (including serving as a consultant to the Company through an affiliated entity), or shall have previously fulfilled his duties under his Consultant Agreement with the Company.

            (b) An option shall be exercisable by written notice of such exercise, in the form prescribed by the Board of Directors to the Secretary or Treasurer of the Company, at its principal office. The notice shall specify the number of shares for which the option is being exercised (which number, if less than all of the shares then subject to exercise, shall be 50 or a multiple thereof) and shall be accompanied by payment (i) in cash or by check in the amount of the full exercise price of such options, (ii) made by the surrender to the Company of that number of Options having an aggregate spread value (ie. the difference between the exercise price of an Option and the closing price per Share on the American Stock Exchange on the date of the written notice of exercise) equal to the aggregate exercise price of the Options being exercised, or (iii) in such other manner as the Board or the Committee shall deem acceptable. No shares shall be delivered upon exercise of any option until all laws, rules and regulations which the Board of Directors may deem applicable have been complied with.

            (c) The person exercising an option shall not be considered a record holder of the stock so purchased for any purpose until the date on which he is actually recorded as the holder of such stock in the records of the Company.


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            (d) If the Optionee hold and exercisable option at the time of his death or then this option shall be exercisable by his personal representative for a period ending on the earlier of (i) one year from the date of death or permanent disability or (ii) the date on which the option expires in accordance with its terms.

      8.    Continued Employment.

            Nothing herein shall be deemed to create any employment agreement or guaranty of continued employment or limit in any way the Company's right to terminate Optionee's employment or consulting arrangement at any time.


                                       MILESTONE SCIENTIFIC INC.



                                       By:__________________________________


Accepted as of the date
first set forth above.



_________________________________
        Optionee


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